Exhibit 3.1
EXECUTION COPY
RESTATED CERTIFICATE OF INCORPORATION
OF
NEW CLEARWIRE CORPORATION
     New Clearwire Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is New Clearwire Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 14, 2008, under the name of New Clearwire Corporation.
     2. This Restated Certificate of Incorporation amends in its entirety the Certificate of Incorporation as currently in effect of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as from time to time in effect including any successor provisions of law (the “DGCL”) by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.
     3. This Restated Certificate of Incorporation shall be effective at 1:00 a.m. Eastern Standard Time on November 28, 2008.
     4. The text of the Certificate of Incorporation as currently in effect is hereby amended and restated to read as set forth in full herein:
ARTICLE 1
          Section 1.1 Name. The name of the corporation is New Clearwire Corporation (the “Corporation”).
ARTICLE 2
          Section 2.1 Address. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at the address above is Corporation Service Company.

ARTICLE 3
          Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect including any successor provisions of law (the “DGCL”).
ARTICLE 4
          Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,065,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 1,300,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 750,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock” together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of a particular class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with
           (A) the exchange of Class B Common Stock and Class B Common Units under agreements between the Corporation and holders of Class B Common Stock and Class B Common Units or Article 5 of this Certificate of Incorporation; and
           (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock), in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor.
          Section 4.2 Preferred Stock.
           (A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide one or more series of Preferred Stock (including convertible preferred stock) and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of the series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

               (B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, will be entitled only to voting rights, if any, as are expressly granted thereto by this Certificate of Incorporation (including any certificate of designations relating to the series).
          Section 4.3 Common Stock.
               (A) Voting Rights.
               (1) Each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by the holder on all matters on which stockholders generally are entitled to vote, except that to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class A Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.
               (2) Each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by the holder on all matters on which stockholders are generally entitled to vote, except that, to the fullest extent permitted by law, holders of Class B Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class B Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

          (3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
          (B) Preemptive Rights. Except as set forth in the Equityholders’ Agreement, the stockholders of the Corporation, in their capacity as such, will have no preemptive rights to acquire additional shares of the Corporation or securities convertible into or exchangeable for such shares.
          (C) Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion will determine. If a distribution is paid with respect to Units (other than a distribution in connection with a Dissolution Event or a distribution of a type described in clause (i) or clause (ii) of Section 4.3(a) of the Operating Agreement or any successor provision thereto) then the Corporation will, subject to applicable law, the restrictions of any indebtedness of the Corporation and the rights of any holders of Preferred Stock, promptly declare and pay a dividend on the Class A Common Stock equal to an amount per share paid with respect to each Unit in the distribution; and the record date for the dividend on the Class A Common Stock shall be the same as or prior to the record date for the distribution with respect to the Units. Dividends of cash or property (other than stock dividends) will not be declared or paid on the Class B Common Stock. In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on Class A Common Stock or Class B Common Stock, as the case may be, unless contemporaneously therewith (a) the shares of Class B Common Stock or Class A Common Stock, as the case may be, at the time outstanding are treated in the same proportion and the same manner and (b) the stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization has been reflected in the same economically equivalent manner on all Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.
          (D) Liquidation.
          (1) In the case of any consolidation, merger, recapitalization, reorganization or similar event, the consideration payable in respect of each share of Class A Common Stock will be the same.

          (2) In the event of any consolidation, merger, recapitalization, reorganization or similar event or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock will be entitled, the holders of all outstanding shares of Class A Common Stock and Class B Common Stock will be entitled to receive, pari passu, an amount per share equal to the Par Value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by each stockholder. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock and Class B Common Units for shares of Class A Common Stock in accordance with Article 5, the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the Par Value thereof in the event of any consolidation, merger, recapitalization, reorganization or similar event or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          (E) Transfer Restrictions. Class B Common Stock may only be Transferred in accordance with Article 5 hereof or Section 3.1 or Section 3.12 of the Equityholders’ Agreement.
          (F) Taxes. The issuance of shares of Class A Common Stock on conversion of shares of Class B Common Stock will be made without charge to the holders of the shares of Class B Common Stock for any stamp or other similar tax in respect of the issuance, unless any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being converted, in which case the Person or Persons requesting the issuance thereof will pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or will establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
          (G) Fractional Shares. No fractional shares of Common Stock will be issued by the Corporation.

          (H) Restrictions on Stock Ownership or Transfer.
          (1) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, if, at any time, a holder of shares of capital stock of the Corporation acquires additional shares of capital stock of the Corporation, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate any requirement of the Federal Communications Laws regarding foreign ownership (collectively, “Foreign Ownership Requirements”) (in each case, an “FCC Violation”), then the Corporation may, at the option of the Board and subject to Section 4.3(H)(4), redeem, in accordance with Section 4.3(H)(3), from the holder or holders causing such FCC Violation a sufficient number of shares of capital stock of the Corporation to eliminate the FCC Violation.
          (2) Beneficial Ownership Inquiry. The Corporation may by written notice require a Person that is a holder of record of, or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of capital stock of the Corporation, to certify that, to the knowledge of the Person:
(A)	no capital stock as to which the Person has record ownership or Beneficial Ownership is, directly or indirectly, Beneficially Owned by Aliens; or

(B)	the number of shares of capital stock held of record or, directly or indirectly, Beneficially Owned by the Person that are held of record or Beneficially Owned by Persons that are Aliens are as set forth in the certification.
With respect to any capital stock identified by the Person in response to Section 4.3(H)(2)(B) above, the Corporation may require the Person to provide further information as the Corporation may reasonably require in order to implement the provisions of Sections 4.3(H)(1). For purposes of applying Sections 4.3(H)(1) with respect to any capital stock of the Corporation, if any Person fails to provide the certification or other information to which the Corporation is entitled under this Section 4.3(H)(2), the Corporation in its sole discretion may presume that the capital stock of the Corporation in question is, or is not, directly or indirectly, Beneficially Owned by Aliens.

          (3) Redemption of Shares. The terms and conditions of the redemption provided for in Section 4.3(H)(1) will be as follows, subject in any case to any other rights of a particular Alien or of the Corporation as part of any contract or agreement between the Alien and the Corporation:
(A)	subject to Section 4.3(H)(3)(F), the redemption price of the shares to be redeemed under this Section 4.3(H)(3) will be equal to the Market Price of the shares on the date notice of the redemption is given under Section 4.3(H)(3)(D), provided that, subject to Section 4.3(H)(3)(F), the redemption price as to any shares of Common Stock purchased within one year before the Redemption Date will not exceed the purchase price paid by the Alien for such shares;
(B)	the redemption price of such shares will be paid in cash, Redemption Securities or any combination thereof;

(C)	if less than all of the shares directly or indirectly Beneficially Owned by Aliens are to be redeemed, the shares to be redeemed will be selected in a manner as will be determined in good faith by a majority of the Independent Directors, which may include selection first of the most recently purchased shares, selection by lot or selection in any other manner determined in good faith by a majority of the Independent Directors to be equitable;

(D)	the Corporation will give notice of the Redemption Date at least thirty (30) days before the Redemption Date to the record holders of the shares selected to be redeemed (unless waived in writing by any holder) by delivering a written notice by first class mail, postage pre-paid, to the holders of record of the shares selected to be redeemed, addressed to the holders at their last address as shown on the stock transfer books of the Corporation (each notice of redemption specifying the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made with the presentation and surrender of the certificates representing the shares);

(E)	on the Redemption Date any and all rights of Aliens in respect of shares so redeemed (including without limitation any rights to vote or participate in dividends) will cease and terminate, and from and after the Redemption Date the Aliens will be entitled only to receive the cash and/or Redemption Securities payable on redemption of the shares to be redeemed; and
(F)	other terms and conditions as a majority of the Independent Directors will determine to be equitable.
          (4) Prior Notice; Cooperation. Prior to effecting any such redemption provided for in this Section 4.3(H), the Corporation shall provide any holder of capital stock of the Corporation to be redeemed with reasonable prior written notice of any Foreign Ownership Requirements that are reasonably likely to give rise to the Corporation’s redemption right, and, if requested to do so by such holder, the Corporation shall cooperate in good faith with such affected holder in arranging another method to avoid or eliminate the FCC Violation giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, assisting with a sale of such holder’s interest in the Corporation and obtaining FCC approvals for such transaction.
          (5) [Intentionally Omitted]
          (6) Factual Determination. A majority of the Independent Directors will have the power and duty to construe and apply the provisions of this Section 4.3(H) and, with respect to shares of capital stock, to make all determinations necessary or desirable to implement the provisions of this Section 4.3(H), including, but not limited to: (i) the number of shares of capital stock that are Beneficially Owned by any Person; (ii) whether a Person is an Alien; (iii) the application of any other definition of this Certificate of Incorporation to the given facts and (iv) any other matter relating to the applicability or effect of Section 4.3(H).
          (7) Legends. The Corporation will, to the extent required by law, note on the certificates of its capital stock, if any, that the shares represented by the certificates are subject to the restrictions set forth in this Section 4.3(H).
          Section 4.4 Use of Certain Proceeds.
            (A) Except to the extent that the Board (i) has approved the expansion of the Corporation’s business activities to include Other Business Activities and (ii) has approved the funding of any such Other Business Activities out of net proceeds from the issuance of Equity Securities of the Corporation in accordance with Section 2.6(b)(iv) of the Equityholders’ Agreement, the net proceeds from any issuance of Equity Securities of the Corporation, including net proceeds from the exercise of any Exercisable Rights, will be contributed to NewCo LLC in the manner set forth in Article 7 of the Operating Agreement.

            (B) Except to the extent that the Board (i) has approved the expansion of the Corporation’s business activities to include Other Business Activities and (ii) has approved the funding of any such Other Business Activities out of indebtedness incurred by the Corporation in accordance with Section 2.6(b)(iv) of the Equityholders’ Agreement, and subject to the procedures required under Article 5 of the Operating Agreement, if the Corporation issues or incurs any indebtedness of any kind, the Corporation will, to the extent permitted by law, lend the net proceeds thereof to NewCo LLC with any such loan to be on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights, but not including financial covenants) as the indebtedness issued or incurred by the Corporation.
ARTICLE 5
          Section 5.1 Exchange of Class B Common Stock and Class B Common Units. Each holder of a share of Class B Common Stock will be entitled at any time and from time to time to exchange one share of Class B Common Stock plus one Class B Common Unit in NewCo LLC (on a combined basis) for one share of Class A Common Stock, and each Unit Holding Company Stockholder may cause a Unit Holding Company to merge with and into a Company Disregarded Subsidiary in a merger in which the Company Disregarded Subsidiary is the surviving entity, in exchange for a number of shares of Class A Common Stock equal to the number of Class B Common Units (and a corresponding number of shares of Class B Common Stock) held by such Unit Holding Company, in each case as provided in this Article 5 and the Operating Agreement. Following any exchange, the shares of Class B Common Stock surrendered in the exchange will be retired by the Corporation and will cease to be outstanding and may not be reissued by the Corporation.
          Section 5.2 Shares Reserved for Issuance. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance on exchange of Class B Common Stock, the number of shares of Class A Common Stock that are issuable on the exchange of all outstanding shares of Class B Common Stock. Nothing contained in this Certificate of Incorporation will be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Class B Common Stock by delivery of purchased shares of Class A Common Stock that are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued on exchange, the Corporation will cause such shares to be duly registered or approved, as the case may be; provided that this provision will not apply to registration under the Securities Act of 1933, as amended. A holder of shares of Class B Common Stock will become a record holder of Class A Common Stock and cease to be a record holder of Class B Common Stock and Class B Common Units pursuant to the procedure set forth in the Operating Agreement. The Corporation will use its best efforts to cause the shares of Class A Common Stock required to be delivered on exchange pursuant to Section 5.1 to be listed, prior to the date of delivery of such shares, on each national securities exchange or inter-dealer quotation system on which the outstanding Class A Common Stock may be listed or traded at the time of the delivery; provided that if such shares are not so listed on or before the date of delivery, the Corporation will continue to use its best efforts to cause such shares to be listed. The Corporation covenants that all shares of Class A Common Stock that are issued on exchange of shares of Class B Common Stock under Section 5.1 will, on issue, be validly issued, fully paid and non-assessable.
          Section 5.3 Amendments to this Article. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and in addition to any other approval or vote required by the DGCL, the Equityholders’ Agreement or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% in voting power of the Class B Common Stock will be required to alter, amend or repeal this Article 5 or to adopt any provision that is inconsistent herewith.
ARTICLE 6
          Section 6.1 Bylaws. Subject to any additional approval or vote required by this Certificate of Incorporation, the Bylaws of the Corporation or the Equityholders’ Agreement, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
ARTICLE 7
          Section 7.1 Board of Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time in accordance with the Bylaws of the Corporation and the Equityholders’ Agreement. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 8
          Section 8.1 Meetings of Stockholders; Action by Written Consent. Any action required or permitted to be taken by the holders of stock of the Corporation may be effected at a duly called annual or special meeting of holders or by any consent in writing by holders in accordance with Section 228 of the DGCL. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, if any, special meetings of the stockholders of the Corporation may be called for any purpose only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation, the President of the Corporation, the holders of at least 66 2/3% in voting power of all of the then outstanding shares of Class B Common Stock, or the holders of at least 50% in voting power of all of the then outstanding shares of Class A Common Stock of the Corporation.
          Section 8.2 Certain Stockholder Approvals. The approval of the holders of at least 75% in voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, will be required to approve (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Corporation or NewCo LLC, that, upon completion, would constitute a Change of Control of the Corporation or NewCo LLC, respectively, (ii) the issuance of capital stock of the Corporation or of NewCo LLC that, upon completion, would constitute a Change of Control of the Corporation or of NewCo LLC, respectively or (iii) any sale or other disposition of all or substantially all of the assets of the Corporation or NewCo LLC. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, shall be required to alter, amend or repeal this Section 8.2 or to adopt any provision that is inconsistent herewith.
ARTICLE 9
          Section 9.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation thereof is not permitted under the DGCL. Neither the amendment nor the repeal of this Article 9 will eliminate or reduce the effect of the foregoing sentence in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to an amendment or repeal.

ARTICLE 10
          Section 10.1 Indemnification. To the fullest extent permitted by the DGCL, the Corporation will indemnify any Person (and the Person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that the Person, or a Person for whom the Person was the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and amounts paid or to be paid in settlement) reasonably incurred by the Person or the heirs, executors or administrators in connection with the action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 of this Certificate of Incorporation, the Corporation will be required to indemnify a Person described in the preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by the Person only if the commencement of the action, suit or proceeding (or part thereof) by the Person was authorized by the Board.
          Section 10.2 Advance of Expenses. To the fullest extent permitted by the DGCL, the Corporation will promptly pay expenses (including attorneys’ fees) incurred by any Person described in Section 10.1 of this Certificate of Incorporation in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, including appeals, on presentation of an undertaking on behalf of the Person to repay the amount if it is ultimately determined that the Person is not entitled to be indemnified under this Article 10 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 of this Certificate of Incorporation, the Corporation will be required to pay expenses of a Person described in the sentence in connection with any action, suit or proceeding (or part thereof) commenced by the Person only if the commencement of the action, suit or proceeding (or part thereof) by the Person was authorized by the Board.

          Section 10.3 Unpaid Claims. If a claim for indemnification (following the final disposition of the action, suit or proceeding) or advancement of expenses under this Article 10 is not paid in full within 30 days after a written claim therefor by any Person described in Section 10.1 has been received by the Corporation, the Person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting the claim to the fullest extent permitted by law. In any such action, the Corporation will have the burden of proving that the Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
          Section 10.4 Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any Person described in Section 10.1 against any liability asserted against the Person, whether or not the Corporation would have the power to indemnify the Person against the liability under the provisions of this Article 10 or otherwise.
          Section 10.5 Service for Subsidiaries. Any Person serving as a director, officer, employee or agent of NewCo LLC or another corporation, partnership, limited liability company, joint venture or other enterprise at least 50% of whose equity interests are directly or indirectly owned by the Corporation will be conclusively presumed to be serving in such capacity at the request of the Corporation.
          Section 10.6 Reliance. Persons who after the date of the adoption of this provision become or remain a Person described in Section 10.1 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 10 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 10 will apply to claims made against any Person described in Section 10.1 arising out of acts or omissions in respect of the Corporation or one of its Subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.
          Section 10.7 Merger or Consolidation. For purposes of this Article 10, references to the “Corporation” will include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any Person who is or was a director, officer, employee or agent of the constituent Corporation, or is or was serving at the request of the constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under this Article 10 with respect to the resulting or surviving Corporation as he or she would have with respect to the constituent Corporation if its separate existence had continued.

          Section 10.8 Non-Exclusivity of Rights.
            (A) The provisions of this Article 10 will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of this Certificate of Incorporation, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article 10 will be deemed to be a contract between the Corporation and each director, officer or employee (or legal representative thereof) who serves in the capacity at any time while this Article 10 and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and neither any alteration, amendment or repeal of this Certificate of Incorporation, nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article 10, will affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any state of facts. If any provision of this Article 10 is found to be invalid or limited in application by reason of any law or regulation, it will not affect the validity of the remaining provisions of this Certificate of Incorporation. The rights of indemnification provided in this Article 10 will neither be exclusive of, nor be deemed in limitation of, any rights to which any Person may otherwise be or become entitled or permitted by contract, this Certificate of Incorporation, the Bylaws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in the Person’s official capacity and actions in any other capacity.
            (B) For purposes of this Article 10, references to “other enterprises” will include employee benefit plans; references to “fines” will include any excise taxes assessed on a Person with respect to an employee benefit plan and references to “serving at the request of the Corporation” will include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
            (C) This Article 10 will not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Persons described in Section 10.1 of this Certificate of Incorporation.
          Section 10.9 Savings Clause. If this Article 10 or any portion of this Article 10 is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Person entitled to indemnification under Section 10.1 of this Article 10 as to all expense, liability and loss (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by the Person and for which indemnification is available to the Person under this Article 10 to the fullest extent permitted by any applicable portion of this Article 10 that has not been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 11
          Section 11.1 Rights and Duties of the Corporation, the Founding Stockholders and Directors.
             (A) Certain Acknowledgments. In recognition and anticipation that
          (1) each Founding Stockholder will remain, for some period of time, a stockholder of the Corporation;
          (2) the Corporation and each Founding Stockholder may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities;
          (3) the Corporation will derive benefits from its existing and potential future contractual, corporate and business relations with the Founding Stockholders (including without limitation service of officers of the Founding Stockholders as directors or board observers of the Corporation); and
          (4) there will be benefits in providing guidelines for directors, board observers and officers of the Founding Stockholders and of the Corporation with respect to the allocation of corporate opportunities and other matters;
the provisions of this Article 11 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve each Founding Stockholder, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, board observers, employees and stockholders in connection therewith. As used in this Section 11.1, the term “Corporation” means the Corporation and/or any of its Subsidiaries, and any reference to the stockholders of the Corporation will be deemed to include the members of NewCo LLC.
            (B) Competition and Corporate Opportunities. Except as each Founding Stockholder may otherwise expressly agree in writing with the Corporation, each Founding Stockholder will have the right to, and will have no duty not to,
          (1) engage in the same or similar business activities or lines of business as the Corporation,
          (2) compete against the Corporation,
          (3) do business with any potential or actual competitor, customer or supplier of the Corporation and

          (4) employ or otherwise engage any officer or employee of the Corporation.
The Corporation will have no interest or expectancy that the Founding Stockholder will not engage in any of the foregoing activities, any interest or expectancy being hereby renounced by the Corporation, except, in each case, as provided in Section 11.1(C) of this Article 11. If a Founding Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity or otherwise of interest to the Founding Stockholder and the Corporation, except as provided in Section 11.1(C) of this Article 11, the Founding Stockholder will have no duty to communicate or present the corporate opportunity to the Corporation, the Corporation will have no interest or expectancy in any such transaction or matter, any interest or expectancy being hereby renounced by the Corporation, and, without limiting the generality of the foregoing, a Founding Stockholder may pursue or acquire a corporate opportunity for itself, direct the corporate opportunity to another Person, or otherwise not present the corporate opportunity to the Corporation. Without limiting the generality of the foregoing, a Founding Stockholder shall have no such duty even if a director, board observer or officer of the Corporation (including, without limitation, any such director, board observer or officer who is also a partner, principal, director, officer, member, manager, representative, designee, or employee of such Founding Stockholder) becomes aware of such transaction or matter in his or her capacity as a director, board observer or officer of the Corporation, so long as such Founding Stockholder also learns, discovers, acquires or develops such transaction or matters independently or otherwise in a manner that was not based on such director’s, board observer’s or officer’s awareness of such transaction or matter. In such case, the provisions of this Section 11.1(B) shall apply and not be affected by any other provision of this Certificate of Incorporation including, without limitation, Section 11.1(C) or 11.1(D) of this Article 11.
            (C) Allocation of Corporate Opportunities. If a director or officer of the Corporation who is also a director, officer or employee of a Founding Stockholder acquires knowledge of a potential transaction or matter that may be a corporate opportunity or otherwise of interest to the Corporation and the Founding Stockholder, the director or officer of the Corporation
          (1) will have fully satisfied and fulfilled the fiduciary duties of the director or officer to the Corporation and its stockholders with respect to the corporate opportunity,
          (2) will not be obligated to communicate information regarding the corporate opportunity to the Corporation, or the Founding Stockholder’s pursuing or acquiring the corporate opportunity for itself or directing the corporate opportunity to another Person,

          (3) will, to the fullest extent permitted by law, be presumed to have acted in good faith and in a manner the Person reasonably believes to be in and not opposed to the best interests of the Corporation and
          (4) will be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if the corporate opportunity belongs to the Founding Stockholder in accordance with the following policy:
(A)	a corporate opportunity offered or disclosed to any Person who is a director but not an officer of the Corporation and who is also a partner, principal, director, officer, member, manager, representative, designee or employee of a Founding Stockholder will belong to the Founding Stockholder, unless the opportunity is expressly offered to the Person primarily in his or her capacity as a director of the Corporation, in which case the opportunity will belong to the Corporation;

(B)	a corporate opportunity offered or disclosed to any Person who is an officer or manager (whether or not a director) of the Corporation and who is also a partner, principal, director or member, but not an officer or manager of a Founding Stockholder, will belong to the Corporation, unless the opportunity is expressly offered to the Person primarily in his or her capacity as a partner, principal, director or member of the Founding Stockholder, in which case the opportunity will belong to the Founding Stockholder; and

(C)	a corporate opportunity offered or disclosed to any other Person who is an officer or manager of both the Corporation and a Founding Stockholder, or a partner, principal, director or member of both the Corporation and a Founding Stockholder, will belong to the Founding Stockholder or to the Corporation, as the case may be, if the opportunity is expressly offered to the Person primarily in his or her capacity as a partner, principal, director, member, officer or manager of the Founding Stockholder or of the Corporation, respectively; otherwise, the opportunity will belong to the Founding Stockholder.

          (D) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 11, a corporate opportunity will not be deemed to belong to the Corporation if it is a business opportunity or matter
          (1) that the Corporation is not contractually permitted, financially able or legally able to undertake,
          (2) that is, from its nature, not in the line of the Corporation’s business or that is one in which the Corporation has no interest as evidenced by a decision of a majority of the Arm’s Length Directors or
          (3) in which the Corporation or a Founding Stockholder is permitted to participate as part of any agreement between the Corporation and the Founding Stockholder that has been approved by a majority of the Arm’s Length Directors, it being acknowledged that the rights of the Corporation under any agreement will be deemed to be contractual rights and will not be corporate opportunities of the Corporation for any purpose, except that no presumption or implication as to corporate opportunities relating to any transaction not explicitly covered by an agreement will arise from the existence or absence of any agreement.
          (E) Agreements and Transactions with any Founding Stockholder. If any contract, agreement, arrangement or transaction between the Corporation and a Founding Stockholder involves a corporate opportunity and is approved in accordance with the procedures set forth in Article 11 hereof, the Founding Stockholder and its officers and directors (including without limitation, any Person who is also a director or officer of the Corporation) will also, for the purposes of this Article 11 and the other provisions of this Certificate of Incorporation, be deemed to have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders. Any contract, agreement, arrangement or transaction involving a corporate opportunity not so approved will not by reason thereof result in any breach of any fiduciary duty, but will be governed by the other provisions of Article 11, this Certificate of Incorporation, the Bylaws of the Corporation, the DGCL and other applicable law.

            (F) Deemed Notice. Any Person purchasing or otherwise acquiring (including as a result of the conversion of any of its securities in a merger or other corporate transaction) any interest in any shares of stock or other securities (including without limitation stock options) of the Corporation will be deemed to have notice of and consented to the provisions of this Article 11.
            (G) No Expansion. Nothing in this Article 11 is intended to, and will not be construed to, expand any party’s fiduciary duties under applicable law.
            (H) Amendment. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, shall be required to alter, amend or repeal this Section 11.1 or to adopt any provision that is inconsistent herewith.
ARTICLE 12
          Section 12.1 Severability. If any provision or provisions of this Certificate of Incorporation are held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:
            (A) the validity, legality and enforceability of the provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will not in any way be affected or impaired thereby, and
            (B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any provision held to be invalid, illegal or unenforceable) will be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE 13
          Section 13.1 Section 203 of the DGCL. The Corporation will not be subject to the provisions of Section 203 of the DGCL.

ARTICLE 14
          Section 14.1 Equityholders’ Agreement. All of the provisions set forth in this Certificate of Incorporation will be subject to the terms and conditions of the Equityholders’ Agreement for so long as such agreement remains in effect in accordance with its terms.
ARTICLE 15
          Section 15.1 Amendments. Subject to Section 5.3, Section 8.2 and Section 11.1(H), this Certificate of Incorporation may be altered, amended or repealed from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware.
ARTICLE 16
          Section 16.1 Definitions. As used in this Certificate of Incorporation, the term:
           (A) “Affiliate” means, with respect to any Person, any other Person (other than the Corporation) directly or indirectly controlling or controlled by or under direct or indirect common control with that Person; provided that (i) neither the Corporation nor any of its Subsidiaries will be deemed an Affiliate of any stockholder of the Corporation and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or entry into any of the Transaction Documents. For the purposes of this definition, “control,” when used with respect to any Person, means
          (1) the ownership, directly or indirectly, of more than 50% of the voting securities of that Person or
          (2) the power to otherwise direct the management and policies of that Person, whether by contract or otherwise.
           (B) “Alien” means “aliens,” “their representatives,” “a foreign government or representatives thereof” or “any corporation organized under the laws of a foreign country” as the terms are used in Section 310(b)(4) of the Communications Act.
           (C) “Arm’s Length Directors” means the directors on the Board who are disinterested with respect to a certain transaction.
           (D) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” has the meaning given in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock of the Corporation will be calculated in accordance with the provisions of that Rule.

          (E) “Business Day” means any day other than a day on which commercial banks in The City of New York are required or authorized by law to be closed.
          (F) “Change of Control” has the meaning attributed to such term in the Equityholders’ Agreement.
          (G) “Class B Common Unit” means a Unit designated as a Class B Common Unit under the Operating Agreement with the rights, powers and duties set forth in such agreement.
          (H) “Communications Act” means the Communications Act of 1934, as amended.
          (I) “Company Disregarded Subsidiary” has the meaning attributed to such term in the Operating Agreement.
          (J) “Dissolution Event” has the meaning attributed to such term in the Operating Agreement.
          (K) “Equity Securities” has the meaning attributed to such term in the Operating Agreement.
          (L) “Equityholders’ Agreement” means that certain Equityholders’ Agreement, dated as of the effective date of this Restated Certificate of Incorporation, by and among the Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, Google Inc., BHN Spectrum Investments, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, and Middlefield Ventures, Inc. (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).
          (M) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (N) “Exercisable Rights” has the meaning attributed to such term in the Operating Agreement.
          (O) “FCC” means the Federal Communications Commission.

          (P) “Federal Communications Laws” means any law of the United States now or in the future in effect (and any regulation thereunder, including, without limitation, the Communications Act), and regulations thereunder, pertaining to the ownership, operation or regulating the business activities of (i) any television or radio station, daily newspaper, cable television system, Internet service provider or other medium of mass communications or (ii) any provider of programming content to any medium.
          (Q) “Founding Stockholder” means:
          (1) Sprint HoldCo, LLC, a Delaware limited liability company, and its Affiliates and any other entity that is one of its Permitted Transferees and Permitted Designees;
          (2) Eagle River Holdings, LLC, a Washington limited liability company, and its Affiliates and any other entity that is one of its Permitted Transferees and Permitted Designees;
          (3) Comcast Wireless Investment I, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (4) Comcast Wireless Investment II, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (5) Comcast Wireless Investment III, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (6) Comcast Wireless Investment IV, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (7) Comcast Wireless Investment V, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (8) TWC Wireless Holdings I LLC, a Delaware limited liability company, and its Permitted Transferees and Permitted Designees;
          (9) TWC Wireless Holdings II LLC, a Delaware limited liability company, and its Permitted Transferees and Permitted Designees;
          (10) TWC Wireless Holdings III LLC, a Delaware limited liability company, and its Permitted Transferees and Permitted Designees;
          (11) Google Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;

          (12) BHN Spectrum Investments, LLC, a Delaware limited liability company, and its Permitted Transferees and Permitted Designees;
          (13) Intel Capital Wireless Investment Corporation 2008A, a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (14) Intel Capital Wireless Investment Corporation 2008B, a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (15) Intel Capital Wireless Investment Corporation 2008C, a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (16) Intel Capital Corporation, a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (17) Intel Capital (Cayman) Corporation, a Cayman Islands corporation, and its Permitted Transferees and Permitted Designees;
          (18) Middlefield Ventures, Inc., a Delaware corporation, and its Permitted Transferees and Permitted Designees;
          (19) If applicable, CW Investment Holdings LLC, a Washington limited liability company, any of its members, its or their Affiliates, and any Person for whom any such member serves as a director or officer and any successor or assign of any of the foregoing, for such time as any member of CW Investment Holdings LLC or any of its Affiliates (including transferees of capital stock of the Corporation held by CW Investment Holdings LLC who are Affiliates of CW Investment Holdings LLC at the time of such transfer) serves as a member of the Board.
          (20) any future stockholder who has the right to designate at least one director for election to the Board under the Bylaws of the Corporation or other agreement with the Corporation and its Affiliates; and
          (21) all successors to a Founding Stockholder by way of merger, consolidation or sale of all or substantially all of the Founding Stockholder’s assets and its Affiliates.

          (R) “Independent Director” means any member of the Board who meets the director independence requirements of the rules and regulations of The NASDAQ Stock Market, LLC, applicable to listed companies, as amended from time to time, or if the principal United States listing or quotation of the Common Stock is on another United States securities exchange, the director independence requirements of the rules and regulations of that exchange, as amended from time to time; provided, that if the Class A Common Stock is not then traded on an exchange or association that maintains director independence requirements, the Independent Directors will be the Arm’s Length Directors.
          (S) “Market Price” means as to any security, the average of the closing prices of the security’s sales on all domestic securities exchanges on which the security may at the time be listed, or, if there have been no sales on any exchange on any day, the average of the highest bid and lowest asked prices on all exchanges at the end of the day, or, if on any day the security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on the day, or, if on any day the security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each case averaged over a period of 21 Business Days consisting of the Business Day as of which “Market Price” is being determined, the 10 consecutive Business Days prior to such day and the 10 consecutive Business Days after such day; provided that if the security is listed on any domestic securities exchange the term “Business Days” as used in this sentence means Business Days on which the exchange is open for trading. If at any time the security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” will be the fair value thereof determined in good faith by a majority of the Independent Directors.
          (T) “NewCo LLC” means Clearwire Communications LLC, a Delaware limited liability company.
          (U) “Operating Agreement” means the Amended and Restated Operating Agreement of Clearwire Communications LLC, dated as of the effective date of this Restated Certificate of Incorporation, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
          (V) “Other Business Activities” means business activities of the Corporation that are (a) approved by the Board in accordance with Section 2.6(b)(iii) of the Equityholders’ Agreement and (b) not conducted by or through the LLC or its Subsidiaries.

          (W) “Par Value” means, with respect to shares of Class A Common Stock and Class B Common Stock, $0.0001 per share, as adjusted for Recapitalization Events.
          (X) “Permitted Designee” has the meaning attributed to such term in the Equityholders’ Agreement.
          (Y) “Permitted Transferee” has the meaning attributed to such term in the Equityholders’ Agreement.
          (Z) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.
          (AA) “Recapitalization Event” has the meaning attributed to such term in the Operating Agreement.
          (BB) “Redemption Date” means the date fixed by a majority of the Independent Directors for the redemption of any shares of capital stock of the Corporation.
          (CC) “Redemption Securities” means any debt or equity securities of the Corporation, any of its Subsidiaries, or any combination thereof having the terms and conditions as will be approved by a majority of the Independent Directors and that, together with any cash to be paid as part of the redemption price, in the opinion of an investment banking firm of recognized national standing selected by a majority of the Independent Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), have a Market Price, at the time notice of redemption is given, at least equal to the redemption price required to be paid by Section 4.3(H)(3)(A).
          (DD) “Subsidiary” has the meaning attributed to such term in the Equityholders’ Agreement.
          (EE) “Transaction Documents” has the meaning attributed to such term in the Operating Agreement.
          (FF) “Transfer” has the meaning attributed to such term in the Equityholders’ Agreement.
          (GG) “Transferee” means any Person to whom any stockholder or any Transferee of that stockholder Transfers Common Stock in accordance with the terms of this Certificate of Incorporation.

          (HH) “Transferor” means the stockholder or any Transferee that Transfers Common Stock in accordance with the terms of this Certificate of Incorporation.
          (II) “Unit Holding Company” has the meaning attributed to such term in the Operating Agreement.
          (JJ) “Unit Holding Company Stockholder” has the meaning attributed to such term in the Operating Agreement.
          (KK) “Units” means limited liability company interests in NewCo LLC, or any successor entities thereto, authorized and issued under its Operating Agreement.

          IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Hope Cochran, its Vice President, Finance and Treasurer, this 26th day of November, 2008.

NEW CLEARWIRE CORPORATION
By:	/s/ Hope Cochran
	Name:	Hope Cochran
	Title:	Vice President, Finance and Treasurer

[Signature Page to the Restated Certificate of Incorporation of
New Clearwire Corporation]